EXHIBIT 99.1
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PRESS RELEASE

PALWEB ANNOUNCES ACQUISITION, RECAPITALIZATION AND CHANGES TO ITS BOARD OF DIRECTORS

Monday September 8, 5:20 pm ET

DALLAS--(BUSINESS WIRE)--Sept. 8, 2003--PalWeb Corporation (OTCBB:PLWB - News) announced today that it has completed the acquisition of all the assets of Greystone Plastics Inc. in Bettendorf, Iowa. Greystone is a major manufacturer of plastic shipping pallets for the beverage industry. As a result of the acquisition, PalWeb anticipates that it will immediately realize a material revenue stream and estimates that its annual production capacity will increase to in excess of 1.25 million pieces per year with current production for the fiscal year 2004 estimated at over 550,000 pieces.

Mr. Bill Hamilton, an owner/operator of Greystone Plastics Inc., has been made Senior Vice President of Production for PalWeb. "Mr. Hamilton was instrumental in the research, design and production of a recyclable beverage pallet that has a very low coefficient of friction. Bill's pallet design is truly innovative and has proven effective and long lived in an industry historically hard on pallets. We are extremely pleased that Bill has joined our team and believe his years of operating expertise in the injection molding industry will help us to enhance our production capabilities," said Warren F. Kruger, President of PalWeb. Mr. Kruger continued, "This acquisition complements our existing line of pallets and new beverage pallet orders can be manufactured on PalWeb's patented high volume production injection equipment."

The purchase price for the acquisition was $12.5 million. PalWeb paid $4.2 million of the purchase price in cash, assumed an $800,000 note and issued two long-term notes to Greystone Plastics Inc. in the aggregate amount of $7.5 million. As part of the plan to acquire Greystone Plastics Inc. and to recapitalize PalWeb, direct and indirect affiliates of PalWeb have entered into the following transactions: invested $5 million in PalWeb through a private placement of a new series of preferred stock; purchased $7 million of PalWeb's equipment and real estate in Dallas, which will be leased back to PalWeb; and converted $900,000 of debt and $7.5 million preferred stock into common stock at $1.429 per share (which will result in the issuance of approximately 5.8 million additional shares of common stock and eliminates interest on the debt and dividends payable on the preferred shares).

In unrelated news, PalWeb also announced today that Bradley C. Shoup and William
W. Pritchard resigned from PalWeb's board of directors effective as of August 25, 2003, and Rick Dahlson of Dallas joined its board of directors, effective as of September 8, 2003.
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ABOUT PALWEB

PalWeb Corporation develops, manufactures and sells high quality plastic pallets that provide innovative logistics solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, and consumer products industries and large injection molding machines and systems. For more information visit PalWeb online at www.palweb-plwb.com.

FORWARD-LOOKING STATEMENTS

This press release includes certain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts, that address activities, events or developments that PalWeb expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments, are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties. The forward-looking statements above could be affected by any of the following factors: PalWeb's prospects could be affected by changes in availability of raw materials, competition, rapid technological change and new legislation regarding environmental matters; PalWeb may not be able to secure additional financing necessary to sustain and grow its operations; and a material portion of PalWeb's business will be a few large customers and there is no assurance that PalWeb will be able to retain such customers. These risks and other risks that could affect PalWeb's business are more fully described in its reports filed with the Securities and Exchange Commission, including the Company's Form 10-KSB for the fiscal year ended May 31, 2002. Actual results may vary materially from the forward-looking statements. The Company undertakes no duty to update any of the forward-looking statements in this release.


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Contact:
     PalWeb Corporation, Dallas
     Lori O'Brien, 214-698-8330
     www.palweb-plwb.com